EXHIBIT 3.54

CERTIFICATE OF AMENDMENT

by Shareholders to the Articles of Incorporation of

The Stolle Corporation

(Name of Corporation)

John L. Diederich, who is:

 ☐Chairman of the Board     ☒President   ☐Vice President (check one)

and

Dolores A. Yura, who is:  ☒Secretary ☐ Assistant Secretary (Check one)
of the above named Ohio corporation for profit do hereby certify that:  (check the appropriate box and complete the appropriate statements)

☐	a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on entitling them to exercise _____% of the voting power of the corporation.	, 19	at which meeting a quorum of the shareholders was present in person or by proxy; and by the affirmative vote of the holders of shares

☒	In a writing signed by all of the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:
“Resolved, that Article FIRST of the Articles of Incorporation of the company which read as follows:
‘The name of said corporation shall be The Stolle Corporation,’ be and it is hereby amended to read in its entirety as follows:
‘The name of said corporation shall be Alcoa Building Products, Inc.’”

IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the corporation, have hereto subscribed their names this13th day ofDecember, 1996.

By           /s/ John L. Diedrich
(Chairman, President, Vice President)
 John L. Diedrich, President

By           /s/ Dolores A. Yura
              (Secretary, Assistant Secretary)
                 Dolores A. Yura, Secretary